Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES FISCAL 2018 THIRD QUARTER SALES GROWTH OF 18% DRIVES 24% EPS INCREASE

— CONSTANT CURRENCY NET SALES INCREASED 13% —

— DILUTED EPS $.99, ADJUSTED DILUTED EPS $1.17 —

— COMPANY RAISES FULL-YEAR SALES AND ADJUSTED EARNINGS GUIDANCE —

New York, NY, May 2, 2018 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for its third quarter ended March 31, 2018.  The Company achieved net sales of $3.37 billion, an increase of 18%, compared with $2.86 billion in the prior-year quarter.  Net earnings rose 25% to $372 million, compared with $298 million last year.  Diluted net earnings per common share increased 24% to $.99, compared with $.80 reported in the prior year, including restructuring and other charges and adjustments.

Excluding the impact of foreign currency translation, net sales increased 13%.  For the quarter, the positive impact of foreign currency translation on diluted net earnings per common share was $.11.  Adjusting for the restructuring and other charges and adjustments, diluted net earnings per common share for the three months ended March 31, 2018 increased 30% to $1.17, and in constant currency rose 17%.

Fabrizio Freda, President and Chief Executive Officer, said, “Our Company delivered another excellent quarter in what we expect to be an outstanding fiscal year.  Many areas of our business that contributed to our strong first-half results continued to thrive in our third quarter, as we generated 13% sales growth and 17% adjusted earnings per share growth, each in constant currency.  Among our multiple engines of growth, travel retail, online and Asia again were standouts, and we experienced strong momentum in other high growth channels and markets.  Our performance this quarter reflected robust global demand across our portfolio, with virtually all our brands posting sales growth.   Each of our three biggest brands grew globally, with exceptional growth in Estée Lauder. These results reflect our strong array of hero products, as well as product and service innovations that resonated well with today’s diverse global consumers.”

Mr. Freda added, “We continue to position our Company for sustainable, profitable growth and long-term shareholder value creation, with strategic actions and targeted investments to build our brands and strengthen our assets.  Our ability to anticipate prestige beauty trends enables us to quickly deploy our resources to capture potential growth opportunities.  Amplifying our digital initiative to drive brand engagement, trial and loyalty is a priority.  We are raising our full-year constant currency sales growth forecast to between 11% and 12% and increasing our constant currency earnings per share growth estimate to 20% to 21%, before restructuring charges and the impact of the provisional tax act charges.”

During the fiscal 2018 third quarter, the Company recorded restructuring and other charges of $100 million ($75 million after tax), equal to $.20 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  During the fiscal 2017 third quarter, the Company recorded restructuring and other charges of $62 million ($42 million after tax), equal to $.11 per diluted share.

In the fiscal 2018 third quarter, the Company made adjustments to the provisional one-time U.S. Tax Cuts and Jobs Act (TCJA) charges it recorded in the fiscal 2018 second quarter.  The adjustments included an additional $7 million charge related to tax liabilities on historical foreign earnings that have not been repatriated to the U.S. (Transition Tax) and a $9 million credit related to the remeasurement of U.S. net deferred tax assets.

Additionally, in the fiscal 2018 and 2017 third quarters, the Company recorded adjustments to reflect changes in the fair value of its contingent consideration related to its fiscal 2015 and 2016 acquisitions.  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

	Three Months Ended March 31, 2018						Three Months Ended March 31
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018	2017
Results including restructuring and other charges and adjustments	18	%(1)	13%	24	%(1)	12%	$.99 (1)	$.80 (1)
Non-GAAP
Restructuring and other charges							.20	.11
Contingent consideration							(.02)	(.01)
Transition Tax resulting from the TCJA							.02
Remeasurement of U.S. net deferred tax assets resulting from the TCJA							(.02)
Adjusted results	18%		13%	30%		17%	1.17	$.90
Impact of foreign currency on earnings per share							(.11)
Constant currency earnings per share							$1.06

(1) Represents GAAP.

Results by Product Category

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Skin Care	$1,447	$1,105	31%	25%	$440	$265	66%
Makeup	1,388	1,271	9	5	119	192	(38)
Fragrance	382	336	14	7	23	16	44
Hair Care	139	126	10	7	13	12	8
Other	14	19	(26)	(32)	2	4	(50)
Subtotal	3,370	2,857	18	13	597	489	22
Charges associated with restructuring and other activities.	—	—			(100)	(62)
Total	$3,370	$2,857	18%	13%	$497	$427	16%

Net sales and operating income in the Company’s product categories were favorably impacted by a weaker U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 11%.

Skin Care

•                  Net sales growth benefitted from increases in Asia, where skin care represents about two-thirds of the region’s product category mix.  Growth also reflects strong innovations, gains from hero products, and the increasing demand from younger consumers.

•                  Net sales increased sharply, with exceptional double-digit gains in most regions from La Mer, Estée Lauder, Origins and GLAMGLOW, and Clinique achieved solid double-digit growth globally.

•                  La Mer’s growth was driven by the success of new products, including the launch of The Moisturizing Cool Gel Creme, gains from existing products, and targeted expanded consumer reach.  The Estée Lauder brand’s growth was particularly strong in China and travel retail.

•                  Higher sales at Origins were generated in large part from the continued success of several product lines in the facial mask and moisturizer sub-categories.  GLAMGLOW’s sales gains reflected strength from its core facial mask products and targeted expanded consumer reach.  Clinique’s sales gains reflected increases in the brand’s Moisture Surge product line.

•                  Operating income increased sharply, primarily from certain of the Company’s heritage brands and La Mer, reflecting higher sales.

Makeup

•                  Sales growth in makeup was primarily driven by strong double-digit increases from Estée Lauder and Tom Ford and solid gains from M•A•C and Clinique.

•                  Sales from Estée Lauder were fueled by the Double Wear foundation and Pure Color product lines.  At Tom Ford, higher sales were driven primarily by strength in the eyeshadow sub-category.

•                  The higher sales from M•A•C were due to strong growth in the Asia/Pacific region, particularly China and Hong Kong, and in travel retail, as well as success in the specialty-multi channel in the United States.  Clinique’s sales growth stemmed primarily from emerging markets within Europe.

•                  These increases were partially offset by lower makeup sales in the United States, reflecting slow foot traffic in some U.S. brick-and-mortar stores.

•                  Makeup operating income declined.  Growth from heritage brands was more than offset by lower operating results from makeup artist brands, reflecting increased digital and social media spending to engage new consumers.  Too Faced had lower results reflecting additional investments behind targeted expanded consumer reach internationally, as well as new and existing products.

Fragrance

•                  Net sales increased, primarily due to strong double-digit gains from luxury brands.

•                  Jo Malone London delivered outstanding double-digit growth in every region and in travel retail.  The launch of the English Fields fragrance collection contributed to the higher sales.

•                  Increased sales from Tom Ford reflect, in part, the continued success of the Private Blend line of fragrances.

•                  Le Labo, By Kilian and Editions de Parfums Frédéric Malle each benefitted from growth in existing products and targeted expanded consumer reach.

•                  Partially offsetting these increases were lower sales of certain Estée Lauder fragrances.

•                  Fragrance operating income increased sharply, reflecting higher sales as well as disciplined expense management.

Hair Care

•                  In hair care, Aveda grew, driven by solid performances in the online and travel retail channels, along with contributions from the launches of Invati Advanced and Full Spectrum Demi+.  Growth from Bumble and bumble was driven by the success of the brand in Ulta Beauty.

•                  Partially offsetting the sales growth was softness in the salon channel in North America, which impacted both brands.

•                  Hair care operating income increased, reflecting higher sales.

Results by Geographic Region

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
The Americas	$1,181	$1,171	1%	1%	$33	$87	(62)%
Europe, the Middle East & Africa.	1,416	1,126	26	17	385	288	34
Asia/Pacific	773	560	38	30	179	114	57
Subtotal	3,370	2,857	18	13	597	489	22
Charges associated with restructuring and other activities	—	—			(100)	(62)
Total	$3,370	$2,857	18%	13%	$497	$427	16%

Net sales and operating income outside the United States were favorably impacted by a weaker U.S. dollar in relation to most currencies.

The Americas

•                  Sales in North America were relatively flat, with growth in La Mer, Estée Lauder and certain luxury brands offset by lower sales from makeup artist brands.

•                  La Mer generated strong double-digit sales gains in skin care, and Estée Lauder posted strong double-digit sales growth in skin care and makeup.  Most of the Company’s luxury and artisanal fragrance brands also experienced double-digit growth.

•                  Sales decreases were recorded in several brands, primarily attributable to the decline in retail traffic in some U.S. brick-and-mortar stores.

•                  Sales in the Company’s online and specialty-multi channels grew strong double-digits.

•                  On a reported basis, sales in Canada and Latin America increased double-digits.  In constant currency, sales in Canada rose high-single digits and Latin America increased double-digits.

•                 Operating income in the Americas decreased, as higher operating results from certain heritage brands were more than offset by lower results, primarily from makeup artist brands and Too Faced.  The decrease reflects higher digital and social media investments and additional support spending behind new and existing products.  Higher stock-based compensation expense also contributed to the operating income decline.

Europe, the Middle East & Africa

•                  The Company generated strong sales growth in most markets in the region both on a reported basis and in constant currency.  In constant currency, double-digit sales gains came in travel retail and Italy, as well as several emerging markets, including India, Russia, Central Europe and Turkey.

•                  Travel retail continued its momentum, generating double-digit sales growth in virtually every brand, led by Estée Lauder, La Mer, M•A•C, Clinique and Tom Ford.  Brands benefitted from growth in global airline passenger traffic, solid new launch initiatives, and targeted expanded consumer reach.

•                  Lower sales were posted in the Middle East, driven by distributor inventory rebalancing, reflecting the impact of the macro-environment on consumer purchases.

•                  Operating income increased, primarily due to strong double-digit operating results in travel retail.  Certain developed and emerging markets such as Italy and South Africa also contributed to the higher profits.  The gains were partially offset by lower results in the United Kingdom and the Middle East.

Asia/Pacific

•                  On a reported basis and in constant currency, sales increased sharply, led by strong double-digit growth in China, Hong Kong, the Philippines and Taiwan.  In constant currency, Japan, Australia and Thailand each had solid sales increases.

•                  The higher sales in China reflected strong double-digit gains in every brand except Clinique, which increased high-single digits.  Estée Lauder, M•A•C, La Mer, Tom Ford and Jo Malone London led the sales growth.  The Company generated double-digit sales growth in every major channel, particularly in department stores, online and specialty-multi.

•                  The sales increase in Hong Kong reflected higher domestic consumption and a rise in tourism.

•                  Sales in the region benefitted, in part, from continued demand for makeup products, acceleration in skin care and targeted expanded consumer reach.

•                  In Asia/Pacific, operating income increased significantly, primarily due to improved results in China and Hong Kong driven by higher sales.

Nine-Month Results

•                  For the nine months ended March 31, 2018, the Company reported net sales of $10.39 billion, a 16% increase compared with $8.93 billion in the comparable prior-year period.

•                  Net earnings were $922 million, and include provisional one-time charges of $392 million related to the TCJA.  On a diluted earnings per share basis, including the one-time charges and restructuring and other charges and adjustments, the Company earned $2.45.  In the prior-year nine months, the Company reported net earnings of $1.02 billion and diluted earnings per share of $2.74.

•                  Adjusting for the restructuring and other charges and adjustments, and the impact of the TCJA provisional charges, diluted net earnings per common share for the nine months ended March 31, 2018 was $3.90, and in constant currency rose 26%.

•                  The fiscal 2018 nine months also includes the impact of the adoption of a new accounting pronouncement for share-based compensation, which added $.11 to diluted earnings per share.

•                  Excluding the impact of foreign currency translation, adjusted net sales increased 13%.  For the nine months ended March 31, 2018, the positive impact of foreign currency translation on diluted net earnings per common share was $.16.

•                  During the nine months ended March 31, 2018, the Company recorded restructuring and other charges of $207 million ($156 million after tax), equal to $.42 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  The prior-period nine-month results include charges of $134 million ($88 million after tax), equal to $.24 per share.

Cash Flows from Operating Activities

•                  For the nine months ended March 31, 2018, net cash flows provided by operating activities were $1.93 billion, compared with $1.25 billion in the prior year.

•                  The increase primarily reflected higher earnings before income taxes, as well as a net increase in cash from certain working capital components.  The provisional charges resulting from the TCJA that lowered net earnings did not impact cash flow from operations.

Outlook for Fiscal 2018 Full Year

Global prestige beauty is performing exceptionally well and is estimated to grow 6% to 7% during the fiscal year.  The Company expects to grow about double the industry for fiscal 2018, benefitting from loyalty to its high-quality products, strong innovation, outreach to new target consumers and growth from recent acquisitions.  The continued emphasis on a digital-first approach and on fast-growing markets and channels are also expected to contribute to growth.

The Company recently learned that some of its testing related to certain product advertising claims did not meet the Company’s standards and needs to be further validated.  This was determined pursuant to a Company review initiated in its fiscal 2018 third quarter in accordance with its internal procedures.  This review is ongoing, and certain advertising claims will be modified.

This is not a product safety issue.  The Company’s products are completely safe.  This does not relate to the quality of the ingredients or the manufacturing of the Company’s products.  The quality of our products remains the highest priority for the Company.  The Company is diligently addressing this matter and will make any necessary changes to product advertising claims as soon as possible.  At this time, the Company does not know whether the results of this ongoing review will be material to the Company.

The Company is also mindful of risks related to social and political issues, geopolitical tensions, regulatory matters, including the imposition of tariffs, terrorism, currency volatility and economic challenges affecting consumer spending in certain countries and travel corridors. The Company is also cautious of the decline in retail traffic, primarily related to some brick-and-mortar stores in the United States.

Full Year Fiscal 2018

•                  Reported net sales are forecasted to increase between 15% and 16% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 4% versus the prior-year period.

•                  Net sales are forecasted to grow between 11% and 12% in constant currency.  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 2 percentage points of incremental sales growth.

•                  Reported diluted net earnings per share are projected to be between $2.78 and $2.86.

•                  The provision for income taxes includes $392 million, equal to $1.04 per diluted common share of one-time charges under the TCJA.  For the full fiscal year, the Company expects the global effective tax rate to be approximately 23%, before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges.

•                  The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2018 of approximately $260 million to $280 million, equal to $.52 to $.56 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges are projected to be between $4.38 and $4.42.

•                  The positive currency impact on the sales growth equates to about $.22 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges, diluted earnings per share are expected to increase between 20% and 21%.

Reconciliation between GAAP and	Year Ending June 30, 2018 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)	2017
Forecast / actual results including restructuring and other charges, the TCJA charges, and adjustments	15-16	%(1)	11-12%	(17)-(15)	%(1)	(24)-(21)%	$2.78-$2.86 (1)	$3.35 (1)
Non-GAAP
Restructuring and other charges							.52-.56	.38
Contingent consideration								(.12)
Transition Tax resulting from the TCJA							.88
Remeasurement of U.S. net deferred tax assets resulting from the TCJA							.11
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA							.05
Intangible asset impairments								.06
China deferred tax asset valuation allowance reversal								(.20)
Forecast / actual results adjusted	15-16%		11-12%	26-27%		20-21%	4.38-4.42	$3.47
Impact of foreign currency on earnings per share							(.22)
Forecasted constant currency earnings per share							$4.16-$4.20

(1) Represents GAAP.

(F) Represents forecast.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 2, 2018 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 9948347).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2018  Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist attack, retaliation or similar threats;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31		Percent	Nine Months Ended March 31		Percent
	2018	2017	Change	2018	2017	Change

Net Sales (A)	$3,370	$2,857	18%	$10,388	$8,930	16%
Cost of sales (A)	683	591		2,147	1,824
Gross Profit	2,687	2,266	19%	8,241	7,106	16%

Gross Margin	79.7%	79.3%		79.3%	79.6%

Operating expenses:
Selling, general and administrative (B)	2,093	1,780		6,268	5,522
Restructuring and other charges (A)	97	59		198	122
	2,190	1,839	19%	6,466	5,644	15%

Operating Expense Margin	65.0%	64.4%		62.2%	63.2%

Operating Income	497	427	16%	1,775	1,462	21%

Operating Income Margin	14.7%	14.9%		17.1%	16.4%

Interest expense	33	28		96	71
Interest income and investment income, net	16	8		40	19
Earnings before Income Taxes	480	407	18%	1,719	1,410	22%

Provision for income taxes (C) (D)	106	107		790	384
Net Earnings	374	300	25%	929	1,026	(9)%

Net earnings attributable to noncontrolling interests	(2)	(2)		(7)	(6)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$372	$298	25%	$922	$1,020	(10)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.01	$.81	25%	$2.50	$2.78	(10)%
Diluted	.99	.80	24%	2.45	2.74	(10)%

Weighted average common shares outstanding:
Basic	367.9	367.0		368.3	366.8
Diluted	375.7	372.3		375.7	372.7

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2018 third quarter, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

THE ESTÉE LAUDER COMPANIES INC.

(B) The Company recorded $9 million and $6 million of income within selling, general and administrative expenses for the three and nine months ended March 31, 2018, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.  During the three and nine months ended March 31, 2017, the Company recorded $3 million of income and $1 million of expense, respectively.

(C) During the first quarter of fiscal 2018, the Company adopted a new accounting standard for share-based compensation that requires excess tax benefits and tax deficiencies related to stock-based compensation awards be recorded as income tax benefit or expense in the income statement.  As a result of the adoption of this new standard, the Company recognized $19 million and $43 million of excess tax benefits as a reduction to the provision for income taxes for the three and nine months ended March 31, 2018, respectively.  This reduced the effective rate for income taxes by 400 basis points and 250 basis points, which added approximately $.05 and $.11 to diluted net earnings per share for the three and nine months ended March 31, 2018, respectively.

(D) The three and nine months ended March 31, 2018 reflects the reduction of the U.S. statutory tax rate, as well as provisional amounts for the impact of the TCJA. During the second quarter, the Company recorded a charge of $325 million, equal to $.86 per common share attributable to the Transition Tax, a $51 million charge, equal to $.14 per common share related to the remeasurement of U.S. net deferred tax assets, and an $18 million charge, equal to $.05 per common share to record a net deferred tax liability for foreign withholding taxes related to the repatriation of certain foreign earnings.

During the fiscal 2018 third quarter, the Company made adjustments to the provisional one-time TCJA charges it recorded in the fiscal 2018 second quarter.  The adjustments included an additional $7 million charge to the Transition Tax and a $9 million credit related to the remeasurement of U.S. net deferred tax assets.

These amounts, which are provisional, may require adjustments as anticipated guidance is issued and as additional analysis of the provisions of the TCJA is completed.  Any such adjustments will be finalized within the allowable one year measurement period.

THE ESTÉE LAUDER COMPANIES INC.

Total returns and charges associated with restructuring and other activities, changes in the fair value of contingent consideration and adjustments to certain previously recorded TCJA charges included in net earnings for the three and nine months ended March 31, 2018 and 2017 were as follows.

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended March 31, 2018
Leading Beauty Forward	$—	$3	$72	$25	$100	$ 75	$ .20
Contingent consideration	—	—	—	(9)	(9)	(6)	(.02)
Transition Tax resulting from the TCJA	—	—	—	—	—	7	.02
Remeasurement of U.S. net deferred tax assets resulting from the TCJA	—	—	—	—	—	(9)	(.02)
Total	$—	$3	$72	$16	$ 91	$67	$.18

Nine Months Ended March 31, 2018
Leading Beauty Forward	$—	$9	$125	$73	$207	$156	$ .42
Contingent consideration	—	—	—	(6)	(6)	(4)	(.01)
Transition Tax resulting from the TCJA	—	—	—	—	—	332	.88
Remeasurement of U.S. net deferred tax assets resulting from the TCJA	—	—	—	—	—	42	.11
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA	—	—	—	—	—	18	.05
Total	$—	$9	$125	$67	$201	$544	$1.45

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended March 31, 2017
Leading Beauty Forward	$—	$3	$41	$18	$62	$42	$.11
Contingent consideration	—	—	—	(3)	(3)	(5)	(.01)
Total	$—	$3	$41	$15	$59	$37	$.10

Nine Months Ended March 31, 2017
Leading Beauty Forward	$ 2	$10	$70	$52	$134	$88	$.24
Contingent consideration	—	—	—	1	1	(2)	(.01)
Total	$ 2	$10	$70	$53	$135	$86	$.23

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Nine Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2018	2017	Reported Basis	Constant Currency	2018	2017	Reported Basis
Results by Geographic Region
The Americas	$3,818	$3,646	5%	4%	$231	$236	(2)%
Europe, the Middle East & Africa	4,236	3,477	22	17	1,194	956	25
Asia/Pacific	2,334	1,809	29	26	557	404	38
Subtotal	10,388	8,932	16	13	1,982	1,596	24
Returns and charges associated with restructuring and other activities	—	(2)			(207)	(134)
Total	$10,388	$8,930	16%	13%	$1,775	$1,462	21%

Results by Product Category
Skin Care	$4,216	$3,455	22%	19%	$1,219	$828	47%
Makeup	4,275	3,743	14	11	514	562	(9)
Fragrance	1,423	1,275	12	8	195	157	24
Hair Care	419	399	5	4	45	38	18
Other	55	60	(8)	(10)	9	11	(18)
Subtotal	10,388	8,932	16	13	1,982	1,596	24
Returns and charges associated with restructuring and other activities	—	(2)			(207)	(134)
Total	$10,388	$8,930	16%	13%	$1,775	$1,462	21%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, the changes in the fair value of contingent consideration and the impact of the TCJA provisional charges.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to certain of those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns, Charges and Other Adjustments

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2018					Three Months Ended March 31, 2017
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,370	$—	$3,370	$(147)	$3,223	$2,857	$—	$2,857	18%	13%
Cost of sales	683	(3)	680			591	(3)	588
Gross Profit	2,687	3	2,690			2,266	3	2,269	19%
Gross Margin	79.7%		79.8%			79.3%		79.4%

Operating expenses	2,190	(88)	2,102			1,839	(56)	1,783	18%
Operating Expense Margin	65.0%		62.4%			64.4%		62.4%

Operating Income	497	91	588			427	59	486	21%
Operating Income Margin	14.7%		17.4%			14.9%		17.0%

Provision for income taxes	106	24	130			107	22	129
Net Earnings Attributable to The Estée Lauder Companies Inc	372	67	439			298	37	335	31%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.99	.18	1.17	(.11)	1.06	.80	.10	.90	30%	17%

	Nine Months Ended March 31, 2018					Nine Months Ended March 31, 2017
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$10,388	$—	$10,388	$(259)	$10,129	$8,930	$2	$8,932	16%	13%
Cost of sales	2,147	(9)	2,138			1,824	(10)	1,814
Gross Profit	8,241	9	8,250			7,106	12	7,118	16%
Gross Margin	79.3%		79.4%			79.6%		79.7%

Operating expenses	6,466	(192)	6,274			5,644	(123)	5,521	14%
Operating Expense Margin	62.2%		60.4%			63.2%		61.8%

Operating Income	1,775	201	1,976			1,462	135	1,597	24%
Operating Income Margin	17.1%		19.0%			16.4%		17.9%

Provision for income taxes	790	(343)	447			384	49	433
Net Earnings Attributable to The Estée Lauder Companies Inc	922	544	1,466			1,020	86	1,106	33%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.45	1.45	3.90	(.16)	3.75	2.74	.23	2.97	31%	26%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2018	June 30 2017	March 31 2017
ASSETS
Current Assets
Cash and cash equivalents	$2,140	$1,136	$1,139
Short-term investments	384	605	701
Accounts receivable, net	1,761	1,395	1,528
Inventory and promotional merchandise, net	1,533	1,479	1,310
Prepaid expenses and other current assets	351	349	294
Total Current Assets	6,169	4,964	4,972

Property, Plant and Equipment, net	1,726	1,671	1,576
Other Assets	4,877	4,933	4,897
Total Assets	$12,772	$11,568	$11,445

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$296	$189	$519
Accounts payable	884	835	597
Other accrued liabilities	2,208	1,799	1,744
Total Current Liabilities	3,388	2,823	2,860

Noncurrent Liabilities
Long-term debt	3,363	3,383	3,377
Other noncurrent liabilities	1,284	960	1,073
Total Noncurrent Liabilities	4,647	4,343	4,450

Total Equity	4,737	4,402	4,135
Total Liabilities and Equity	$12,772	$11,568	$11,445

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2018	2017
Cash Flows from Operating Activities
Net earnings	$929	$1,026
Depreciation and amortization	389	337
Deferred income taxes	84	(84)
Other items	179	161
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(325)	(242)
Decrease in inventory and promotional merchandise, net	—	59
Decrease (increase) in other assets, net	1	(30)
Increase in accounts payable and other liabilities	674	25
Net cash flows provided by operating activities	$1,931	$1,252

Capital expenditures	$368	$316
Acquisition of businesses	11	1,690
Proceeds (purchase) of investments, net	224	(112)
Payments to acquire treasury stock	676	363
Dividends paid	407	361
Increase in long-term debt, net	—	1,488

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